Settlement Agreement and Mutual Release

     This Settlement Agreement and Mutual Release ("Settlement Agreement") is entered into this 26th day of January, 1996, by and among Richard K. Diamond, as Chapter 7 Trustee of the Bankruptcy Estate of Gold'N M Television, Inc., a Delaware corporation (the "Trustee"), Concept Communications, Inc., a Delaware corporation ("Concept"), Allied Cellular Systems, Inc., a Delaware corporation ("Allied"), and M/A Burgers, Inc., a California corporation ("M/A Burgers"), with reference to the following circumstances:

     WHEREAS, Concept and Gold'N M Television, Inc. ("GNM"), entered into three agreements between them with respect to the stock of The Nostalgia Network, Inc., a Delaware corporation ("Nostalgia"), dated as of April 30, 1990, including a Stock Purchase Agreement, a Shareholders Agreement, and a Vote-Pooling Agreement (hereinafter, collectively referred to as the "Nostalgia Stock Agreements"), all of which are the subject of disputes; and

     WHEREAS, Concept and GNM are parties to an action commenced by Concept in the Delaware Chancery Court entitled, Concept Communications, Inc. v. Gold'N M Television, Inc., et al., Delaware civil case no. 12816, the subject matter of which includes the Nostalgia Stock Agreements ("Delaware Action"); and

     WHEREAS, GNM filed a petition for reorganization under Chapter 11, Bankruptcy Code, on August 18, 1993, in the United States Bankruptcy Court for the Central District of California, the matter denominated as In re Gold'N M Television, Inc., C.D. Cal. bankruptcy case no. SV 93-39559 KL (the "Bankruptcy Case"); and

     WHEREAS, the Shareholders Agreement, in paragraph 6, provides for a procedure whereby Concept and GNM can elect to purchase the other party's shares of Nostalgia stock. Pursuant thereto either party is entitled to send a notice to the other of its intent to buy the other's shares under specified terms and conditions. Upon receipt of such a notice, the other party can either agree to sell on those terms or, alternatively, elect to purchase the shares of the party that sent the notice, subject to the same terms and conditions. On or about March 2, 1993, GNM sent a notice to Concept of its intent to purchase Concept's shares of Nostalgia stock. On or about April 30, 1993, Concept responded by electing to purchase GNM's shares of Nostalgia stock. Disputes and litigation ensued and no sale of stock had occurred at the time GNM filed its bankruptcy petition. The Trustee sought and obtained, over Concept's objection, an order of the Bankruptcy Court permitting the Trustee to assume the Shareholders Agreement (the "Bankruptcy Court Assumption Order"). The Bankruptcy Court Assumption Order was affirmed by an order of the United States District Court for the Central District of California (the "District Court Assumption Order", and collectively with the Bankruptcy Court Assumption Order, the "Assumption Order"). Concept has appealed from the Assumption Order to the United States Court of Appeals for the Ninth Circuit (the "Ninth Circuit Appeal"). The Trustee has demanded that Concept purchase the shares of Nostalgia stock owned by GNM pre-petition upon the terms of the March 2 and April 30, 1993 letters, and Concept has refused to do so. The Trustee is and has been prepared to file an adversary complaint against Concept to enforce the Shareholders Agreement. The filing thereof has been held in abeyance pending settlement negotiations which have culminated in this Settlement Agreement; and

     WHEREAS, GNM pledged 1,500,000 shares of Nostalgia common stock as a guarantee of certain indebtedness owed by Michael E. Kassan ("Kassan") to M/A Burgers, which shares Concept contends were the subject of certain rights of Concept under the Nostalgia Stock Agreements, and which Concept allegedly purchased pursuant to its right of first refusal following a sale of the stock by M/A Burgers at a public auction on July 22, 1993 (the "M/A Burgers Nostalgia Shares"); and

     WHEREAS, the Trustee has instituted an adversary proceeding with respect to the M/A Burgers Nostalgia Shares entitled, Richard K. Diamond, etc. v. Michael Kassan, et al., adv. no. LA
94-01051 (the "Adversary Proceeding"); and

     WHEREAS, Allied purportedly received a security interest in 1,335,676 shares of Nostalgia common stock and 1,250 shares of Nostalgia preferred stock held by GNM, which stock Allied had in its possession at the time of the filing of the Bankruptcy Case (the "Allied Nostalgia Shares"); and

     WHEREAS, GNM as debtor in possession instituted an adversary proceeding against Allied on October 28, 1993 entitled Richard K. Diamond, etc. v. Allied Cellular Systems, Inc. a Delaware corporation and Howrey & Simon, a partnership, adv. no. 93-04092, and subsequently obtained a turnover of the Allied Nostalgia Shares (the "Allied Adversary Proceeding"); and

     WHEREAS, Kassan pledged 167,500 shares of Nostalgia common stock, as evidenced by stock certificate numbers 1628 and 1629, to secure GNM's guarantee of his own indebtedness to M/A Burgers (the "Kassan Nostalgia Shares"), which shares were turned over to the Trustee pursuant to an order of the Bankruptcy Court; and

     WHEREAS, Kassan has signed a stipulation releasing all his rights in the Kassan Nostalgia Shares;

     WHEREAS, Nostalgia Network Partners, Ltd., a purported limited partnership of which GNM is the general partner, owns 123,233 shares of Nostalgia common stock, which the Trustee claims are assets of the Estate, but as to which Michael E. Marcovsky ("Marcovsky") has physical possession and also claims an interest (the "NNP Nostalgia Shares"); and

     WHEREAS, Marcovsky has relinquished and released all his rights in the NNP Nostalgia Shares and turned the NNP Nostalgia
Shares over to the Trustee; and

     WHEREAS, the Trustee and Marcovsky have entered into a separate Settlement Agreement dated January 11, 1996.

     WHEREAS, Concept and Allied have asserted certain claims and filed proofs of claim against the Estate of Gold'N M Television, Inc. (the "Estate"), in the Bankruptcy Case; and

     WHEREAS, the Trustee, Concept, Allied, and M/A Burgers have agreed to settle all known and unknown claims among them, and to resolve various other matters, except for those rights and obligations expressly noted below, without admitting any wrongdoing or liability; and

     WHEREAS, Concept is simultaneously entering agreements to settle certain disputes and other matters with Tiger
Communications Company, L.P. ("Tiger"); and Tiger is simultaneously settling certain disputes with Nostalgia; and

     WHEREAS, also simultaneously, Concept is entering into a Stock Purchase and Option Agreement with Allied; and

     NOW, THEREFORE, in consideration of the promises, covenants and representations set forth herein, the adequacy, receipt and sufficiency of which is hereby acknowledged, the Trustee, Concept, Allied, and M/A Burgers hereby agree as follows:

     1. The terms of this Settlement Agreement are expressly conditioned upon their approval by the Bankruptcy Court pursuant to a Final Order as hereinafter defined; provided, however, that the requirement herein that the Order approving the Settlement Agreement by the Bankruptcy Court be a Final Order may be waived, in writing, by all parties to the Settlement Agreement. As soon as practicable after this Settlement Agreement has been executed, the Trustee shall move the Bankruptcy Court for approval and Concept, Allied and M/A Burgers shall fully cooperate with each other and the Trustee in obtaining a Final Order approving the Settlement Agreement. All parties will also file a stipulation staying all proceedings and adversary proceedings pending the Bankruptcy Court's approval of this Settlement Agreement in the form annexed hereto as Exhibit A. "Final Order" shall mean an order of the Bankruptcy Court as to which the time to appeal, leave to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing or leave to appeal shall then be pending or as to which any right to appeal, petition for certiorari, reargue, rehear or to seek leave to appeal shall have been waived in writing in form and substance satisfactory to the Trustee and Concept or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof or to seek leave to appeal has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing or leave to appeal was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing or leave to appeal shall have expired. In the event that the Bankruptcy Court disapproves this Settlement Agreement, or its approval is reversed upon appeal, or any other condition of this Settlement Agreement has not been fulfilled for whatever reason, then, in such event, this Settlement Agreement shall be null and void and of no force or effect. This Settlement Agreement is a product of settlement negotiations and cannot be cited or used by anyone. This Settlement Agreement is binding upon the parties upon execution, subject to the condition subsequent of Bankruptcy Court approval.

     2. Upon the Effective Date of this Settlement Agreement and receipt of the payments set forth in paragraph 3, infra, the parties hereto or their attorneys will execute and file, or cause to be executed and caused to be filed, dismissal with prejudice of all claims against the other parties to this Settlement Agreement in the Bankruptcy Case and related Adversary Proceedings and the Ninth Circuit Appeal, and a dismissal with prejudice of the Delaware Action, with each side to bear its own costs and attorneys fees.

     3. The parties shall exchange the consideration set forth in this paragraph five (5) business days after the last of the following events shall have occurred: (a) the Bankruptcy Court has given its approval of the terms and conditions of this Settlement Agreement, and such Order has become a Final Order; provided, however, that the requirement that the Order has become a Final Order may be waived, in writing, by all parties to the Settlement Agreement; and (b) Concept and Nostalgia have finalized the terms of a settlement of their disputes with M/A Burgers and Tiger. At such time (the "Effective Date"), the parties shall complete the following exchange of consideration:

          a. Concept shall: (i) pay to the Estate the sum of $1,050,000; and (ii) waive and withdraw all proofs of claim against the Estate and other assets in the Bankruptcy Case; and

          b. The Trustee, on behalf of the Estate, shall: (i) dismiss with prejudice its adversary proceedings in the Bankruptcy Case against Concept, Allied, and M/A Burgers; (ii) transfer to Concept, forever waiving and discharging any of the Estate's rights with respect to the following stock currently under his control: (A) 456,409 shares of Nostalgia common stock, free and clear of all liens and interests; and, (B) 1,250 shares of Nostalgia preferred stock, also free and clear of all liens and interests; (iii) release all claims either he or the Estate has to the M/A Burgers Nostalgia Shares; (iv) transfer to Allied ownership and control of, forever waiving and discharging any of the Estate's rights with respect to 1,170,000 shares of Nostalgia common stock, free and clear of all liens and interests; provided, however, that Allied shall either obtain a release of Rick A. Schroeder dba The Law Offices of Rick A. Schroeder ("Schroeder") against certain of Allied's assets pursuant to a certain Writ of Attachment in an action entitled Rick A. Schroeder dba The Law Offices of Rick A. Schroeder v. Allied Cellular Systems, Inc., Civ. No. 156277, or a stipulation that certain of the proceeds of the payment by Concept to Allied in connection with the Allied Stock Purchase Agreement be placed in Escrow.

          c. Allied shall: (i) release and forever waive its claim to a security interest in the Allied Nostalgia Shares; and
(ii) reduce its remaining claim against the assets of the Estate to $1,000,000 and subordinate such claim to all administrative and priority claims and all other claims of creditors of the Estate, except claims of Marcovsky and claims of entities controlled by Marcovsky, including but not limited to American Cellular Corp., Marnell Associates, Ltd., and Unicel, Inc., with respect to which claim shall be deemed to be an allowed general unsecured claim and shall share pro-rata with all other non-insider general unsecured claims with respect to property of the Estate other than the $1,050,000 paid to the Estate by Concept.

     4. Two (2) days prior to the hearing before the Bankruptcy Court to approve the Settlement Agreement, Concept shall deposit $1,050,000 in the trust account of Fried, Frank, Harris, Shriver & Jacobson, which funds shall be used to satisfy Concept's financial obligations under paragraph 3(a) of this Settlement Agreement provided all conditions precedent to the $1,050,000 payment have been fulfilled.

     5. After all parties to the Settlement Agreement have executed the Settlement Agreement and prior to the hearing before the Bankruptcy Court to approve the Settlement Agreement, the Trustee will take appropriate steps to have the Nostalgia stock certificates which the Estate holds re-registered with the Nostalgia Stock Transfer Agent in any manner necessary to facilitate the Closing.

     6. Concurrent with the exchange of the foregoing, the Nostalgia Stock Agreements, and the Buy Sell Agreement between
Concept and GNM shall be deemed terminated and of no further effect.

     7. On the Effective Date, the following mutual releases shall become effective:

          a. Except for those rights and obligations arising under this Settlement Agreement, the Trustee, on behalf of the Estate, voluntarily, knowingly, and willingly releases, acquits, and forever discharges Concept, Nostalgia, Allied, and M/A Burgers (the "Trustee's Released Parties"), all of the Trustee's Released Parties' predecessors, successors, assigns, parents, subsidiaries, affiliates, divisions, officers, directors, employees, and all of the Trustee's Released Parties' attorneys, accountants, underwriters, investment bankers, representatives, and agents (for services performed for the Trustee's Released Parties) from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, duties, costs, or expenses of any kind or nature whatsoever, whether known or unknown, anticipated or unanticipated, concealed or hidden, which the Estate ever had, or now has, or hereafter may have against them, arising out of or relating in any way to any acts, omissions, events, occurrences, statements, failures to act, or breaches of duty, occurring up to and including the Effective Date. Notwithstanding anything to the contrary in this Settlement Agreement, neither Merrick Scott Rayle, Crane Rayle & Lennemann nor any members or partners thereof, Kassan, Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro nor any members or partners thereof, Sherry Spees nor Earle Hupp, Jr., shall receive any release whatsoever under this Settlement Agreement.

          b. Except for those rights and obligations arising under: (i) this Settlement Agreement; and (ii) the separate Stock Purchase Agreement and related Option Agreement between Allied and Concept dated January 26, 1996, Concept voluntarily, knowingly, and willingly releases, acquits, and forever discharges the Estate, the Trustee (both individually and in his capacity as Trustee for the Estate), Allied, and M/A Burgers ("Concept's Released Parties"), all of Concept's Released Parties' predecessors, successors, assigns, parents, subsidiaries, affiliates, divisions, officers, directors, employees, and all of Concept's Released Parties' attorneys, accountants, underwriters, investment bankers, representatives, and agents (for services performed for Concept's Released Parties) from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, duties, costs, or expenses of any kind or nature whatsoever, whether known or unknown, anticipated or unanticipated, concealed or hidden, which it or its subsidiaries and/or affiliates ever had, or now have, or hereafter may have against them, arising out of or relating in any way to any acts, omissions, events, occurrences, statements, failures to act, or breaches of duty, occurring up to and including the Effective Date. Notwithstanding anything to the contrary in this Settlement Agreement, neither Merrick Scott Rayle, Crane Rayle & Lennemann nor any members or partners thereof, Kassan, Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro nor any members or partners thereof, shall receive any release whatsoever under this Settlement Agreement.

          c. Except for those rights and obligations arising under this Settlement Agreement, M/A Burgers voluntarily, knowingly, and willingly releases, acquits, and forever discharges the Estate, the Trustee (both individually and in his role as Trustee for the Estate), Concept, Nostalgia, and Allied ("M/A Burgers' Released Parties"), all of M/A Burgers' Released Parties' predecessors, successors, assigns, parents, subsidiaries, affiliates, divisions, officers, directors, employees, and all of M/A Burgers' Released Parties' attorneys, accountants, underwriters, investment bankers, representatives, and agents (for services performed for M/A Burgers' Released Parties) from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, duties, costs, or expenses of any kind or nature whatsoever, whether known or unknown, anticipated or unanticipated, concealed or hidden, which it and or its subsidiaries and/or affiliates ever had, or now have, or hereafter may have against them, arising out of or relating in any way to any acts, omissions, events, occurrences, statements, failures to act, or breaches of duty , occurring up to and including the Effective Date. Notwithstanding anything to the contrary in this Settlement Agreement, neither Merrick Scott Rayle, Crane Rayle & Lennemann nor any members or partners thereof, Kassan, Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro nor any members or partners thereof, shall receive any release whatsoever under this Settlement Agreement.

          d. Except for those rights and obligations arising under: (i) this Settlement Agreement; (ii) Allied's allowed unsecured claim, as set forth in paragraph "3.c.ii" supra, and
(iii) the Stock Purchase Agreement between Allied and Concept dated January 26, 1996, and related Option Agreement, Allied voluntarily, knowingly, and willingly releases, acquits, and forever discharges the Estate, the Trustee (both individually and in his role as Trustee for the Estate), Concept, Nostalgia, and M/A Burgers ("Allied's Released Parties"), all of Allied's Released Parties' predecessors, successors, assigns, parents, subsidiaries, affiliates, divisions, officers, directors, employees and all of Allied's Released Parties', attorneys, accountants, underwriters, investment bankers, representatives, and agents (for services performed for Allied's Released Parties) from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, duties, costs, or expenses of any kind or nature whatsoever, whether known or unknown, anticipated or unanticipated, concealed or hidden, which it and or its subsidiaries and/or affiliates ever had, or now have, or hereafter may have against them, arising out of or relating in any way to any acts, omissions, events, occurrences, statements, failures to act, or breaches of duty occurring up to and including the date of the execution of the Settlement Agreement. Notwithstanding anything to the contrary in this Settlement Agreement, neither Merrick Scott Rayle, Crane Rayle & Lennemann nor any members or partners thereof, Kassan, Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro nor any members or partners thereof, shall receive any release whatsoever under this Settlement Agreement.

     8. Upon execution of this Settlement Agreement by the parties hereto, the parties agree to seek a stay and vacation of pending trial dates in all actions and adversary proceedings among them.

     9. The Trustee, on behalf of the Estate, Concept, Allied, and M/A Burgers, expressly agrees that if they have sustained or should sustain any injury, loss, or damage as a result of any act of the parties released above, to date, or of any act which they are not now aware, or if the loss or damage of which they are now aware, has present or future consequences or results of which they are not now aware, this Settlement Agreement shall nevertheless constitute a full and final release of any claims against the parties released above, and shall apply to and include all such unknown or unsuspected consequences or results. Each of the parties has read and has been fully advised of the contents of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected his settlement with the debtor.
Each of the parties expressly waives any and all rights and benefits of this Section.

     10. This Settlement Agreement and any proceedings taken hereunder are not and shall not in any way be construed as or deemed to be evidence or any admission or concession of wrongdoing or liability on the part of any party, or their counsel or any of them or the lack of merit of the Bankruptcy Case or the Delaware Action, which liability is expressly denied and disclaimed by each of the parties hereto.

     11. Any notice or other communications required or permitted under this Settlement Agreement shall be in writing, shall be delivered personally, telegraphed, telexed, or sent by electronic facsimile transfer, or sent by certified, registered or overnight mail or courier, postage pre-paid, and shall be deemed given on the earlier of the day actually received or close of business on the second business day next following the day when deposited with an overnight courier or the close of business on the fifth business day when deposited in the United States mail, postage pre-paid, certified or registered, addressed as set forth below:

If to the Trustee:  Howard Kollitz, Esq.
                    Danning, Gill, Diamond & Kollitz
                    2029 Century Park East, Suite 1900
                    Los Angeles, CA   90067

If, to Concept:     Stephen D. Alexander
                    Fried, Frank, Harris, Shriver & Jacobson
                    725 South Figueroa Street, Suite 3890
                    Los Angeles, CA   90017

If, to Allied:  David Petersen
                    Allied Cellular Systems, Inc.
                    1860 S. Elena Avenue, Suite C
                    Redondo Beach, CA   90277-5706

If, to M/A Burgers: Brian McCarthy, Esq.
                    Skadden, Arps, Slate, Meagher & Flom
                    300 South Grand Avenue, Suite 3400
                    Los Angeles, CA   90071

With a copy to:     Terry N. Christensen, Esq.
                    Christensen, White, Miller, Fink,
                    Jacobs, Glaser & Shapiro
                    2121 Avenue of the Stars
                    18th Floor
                    Los Angeles, CA  90067

     12. Each party hereto agrees to indemnify and hold harmless the others, and their respective directors, officers and employees, from and against any losses, claims, demands, damages, costs or liabilities incurred by any of them arising out of or relating to their performance or failure to perform under this Settlement Agreement ("Liabilities"), except where such Liabilities have resulted from a breach of the terms of this Settlement Agreement by the party seeking indemnification (or any director, officer or employee of such party).

     13. Waiver of any term or condition of this Settlement Agreement by any parties shall be effected only if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Settlement Agreement.
     14. This Settlement Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, including subsequent bankruptcy trustees. No person other than the parties and their successors is intended to have any right under the Settlement Agreement.

     15. This Settlement Agreement shall be construed in accordance with the laws of the State of California (without regard to conflict of law principles). The Bankruptcy Court for the Central District of California shall maintain exclusive jurisdiction concerning all actions or disputes involving the Trustee.

     16. This Settlement Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereto and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.
No amendment, modification, or cancellation of any term or condition of this Settlement Agreement shall be effected unless executed in writing by the parties hereto.

     17. Each party to this Settlement Agreement acknowledges that it has been represented by or has had the opportunity to be represented by independent legal counsel of its own choice throughout all of the negotiations that have preceded the execution of this Settlement Agreement, and that is has executed this Settlement Agreement with the consent and upon the advice of such independent legal counsel.

     18. Each signatory to this Settlement Agreement acknowledges that he or she has read this Settlement Agreement and assents to all of the terms and conditions contained herein without any reservation whatsoever and that he or she has had the opportunity to have the same explained to him or it by its own counsel, who has or will have answered any and all questions which have been asked of him or her with regard to the meaning of any of the provisions hereof.

     19. Each of the parties hereto covenants and agrees that, at any time, and from time to time after the date hereof, it shall execute, or cause to be executed, such additional documents and instruments and take, or cause to be taken, such action as may be reasonably requested by the other parties hereto to confirm or evidence or otherwise carry out the intent and purposes of this Settlement Agreement.

     20. Each signatory to this Settlement Agreement warrants and represents that (i) he or she is duly authorized to execute this Settlement Agreement, (ii) he or she is fully physically able and mentally competent to execute this Settlement Agreement and (iii) he or she has a full and complete understanding of its terms.

     21. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.


     IN WITNESS WHEREOF, this Agreement has been executed and entered into by the Parties on the date first hereinabove mentioned.

Dated:  January 26, 1996   Richard K. Diamond,
                           Trustee of Gold'N M Television, Inc.


                           By: /s/ RICHARD K. DIAMOND
                              Richard K. Diamond



Dated:  January 26, 1996   Concept Communications, Inc.


                           By: /s/ DONG MOON JOO
                              Dong Moon Joo



Dated: January 26, 1996    M/A Burgers, Inc.


                           By: /s/ DAVID LEE
                              David Lee


Dated: January 26, 1996    Allied Cellular Systems, Inc.


                           By: /s/ DAVID L. PETERSEN
                                   David L. Petersen

                                                            Exhibit A



Daniel H. Gill, Esq. (State Bar No. _________)
Danning, Gill, Diamond & Kollitz
2029 Century Park East, Suite 1900
Los Angeles, CA  90067


Attorneys for Chapter 7 Trustee



               UNITED STATES BANKRUPTCY COURT

               CENTRAL DISTRICT OF CALIFORNIA


In re                         )    Case No.:  LA 93-39559-KL
                              )
Gold'N M Television, Inc.     )    CHAPTER 7
                              )
                    Debtor.   )    STIPULATION STAYING
                              )    PROCEEDINGS PENDING
                              )    BANKRUPTCY COURT APPROVAL
                              )    OF SETTLEMENT AGREEMENT;
                              )    ORDER THEREON
                              )
                              )    DATE:
                              )    TIME:  [No hearing required]
                              )    PLACE:
______________________________)

     Richard K. Diamond, as Chapter 7 Trustee of the Bankruptcy Estate of Gold'N M Television, Inc., a Delaware corporation ("Trustee"), Concept Communications, Inc., a Delaware corporation ("Concept"), Allied Cellular Systems, Inc., a Delaware corporation ("Allied") and M/A Burgers, Inc., a California corporation ("M/A Burgers"), hereby stipulate and agree with respect to the following facts:

     1. The Trustee, Concept, Allied and M/A Burgers have entered into a Settlement Agreement and Mutual Release, subject to approval of this Court (the "Settlement Agreement").

     2. The Trustee has instituted an adversary proceeding entitled, Richard K. Diamond, etc. v. Michael Kassan, et al., adv. no. LA 94-01051 (the "Adversary Proceeding").

     3.   Gold'N M Television, Inc., a Delaware corporation
("GNM"), as debtor in possession, instituted an adversary proceeding against Allied on October 28, 1995 entitled Richard K.
Diamond, etc. v. Allied Cellular Systems, Inc., a Delaware corporation and Howrey & Simon, a partnership, adv. no. LA
93-04092 (the "Allied Adversary Proceeding", and collectively with the Adversary Proceeding, the "Proceedings").

     4.   The Trustee and Concept are parties to the Ninth
Circuit Appeal as defined in the Settlement Agreement.

     5. In view of the Settlement Agreement, the parties desire to stay prosecution of the Proceedings and all other proceedings, if any, before the Court and involving two or more of the parties to the Stipulation pending approval of the Settlement Agreement by the Bankruptcy Court.

     WHEREFORE, the parties hereto STIPULATE AND AGREE, as follows:

     A. Prosecution of the Proceedings and all other proceedings, if any, before the Court and involving two or more of the parties to the Stipulation shall be, and are hereby, stayed with respect to the parties to the Settlement Agreement until the earlier of: (i) the Effective Date of the Settlement Agreement; or (ii) thirty (30) days after the date on which the Bankruptcy Court has entered an order disapproving the Settlement Agreement, which order is a Final Order as defined in the Settlement Agreement.

     B. The Trustee and Concept will take all appropriate and necessary steps to stay prosecution of the Ninth Circuit Appeal pending approval of the Settlement Agreement by the Bankruptcy
Court.

     C. The parties to the Settlement Agreement and Stipulation will not institute any proceedings regarding the subject matter of the Settlement Agreement pending approval of the Settlement
Agreement by the Bankruptcy Court.

Dated:    ______________, 1995     ___________________________
                                   Daniel H. Gill, Attorney for
                                   Richard K. Diamond,
                                   Chapter 7 Trustee of
                                   Gold'N M Television, Inc.

Dated:    ______________, 1995     ___________________________
                                   Stephen D. Alexander,
                                   Attorney for
                                   Concept Communications, Inc.

Dated:    ______________, 1995     ___________________________
                                   Allied Cellular Systems, Inc.
                                   By:   David L. Petersen

Dated:    ______________, 1995     ___________________________
                                   Brian J. McCarthy,
                                   Attorney for
                                   M/A Burgers, Inc.

                         ORDER

     Upon consideration of the foregoing Stipulation, it appearing that the Stipulation is in the best interests of the estate herein and its creditors, and other good cause appearing therefor, it is hereby

     ORDERED, that the foregoing Stipulation shall be, and it is hereby, approved in its entirety.


Dated:    _____________________, 1995



                              _________________________________
                              HONORABLE KATHLEEN T. LAX
                              UNITED STATES BANKRUPTCY JUDGE